Blue Sphere Corporation 8-K

Exhibit 99.2

BLUE SPHERE WINS GRANT

Blue Sphere Receives €151,934,350 SDE Grant for its Proposed Biogas Project in the Brabant Province of the Netherlands

CHARLOTTE, NC (PR Newswire) –December 13, 2016 Blue Sphere Corporation (OTCQB: BLSP) (the “Company” or “Blue Sphere”), a clean-tech independent power producer that develops, owns and manages waste-to-energy facilities globally, announced today that on December 8, 2016, the Netherlands Enterprise Agency awarded the Company’s wholly owned subsidiary, Bluesphere Brabent B.V., a grant (the “Grant”) to sell renewable gas on a per MWg basis to Rijksdienst voor Ondernemend Nederland (“RVO”) under the Renewable Energy Production Incentive Scheme or “SDE”. The Grant provides for the sale of up to 234,466.589 MWh per year, for a maximum total value of the Grant equal to up to €151,934,350 (approximately $161,642,955) to be paid over twelve (12) years commencing on the date the proposed facility begins production.

The Grant relates to the Company’s new construction plans for a waste-to-energy Anaerobic Digester Plant in Sterksel, Netherlands, which is currently in the development stage. This Grant can be similarly compared to Renewable Energy Contracts or “REC’s” in the United States. The primary difference between the SDE and REC is that the SDE is paid directly to the Company by a governmental agency, in this case the Netherlands Enterprise Agency. The Grant is conditioned on several factors, including, but not limited to, the Company choosing an EPC for the construction of the plant within one year of the Grant being awarded and the facility must begin production within four years of the Grant being awarded.

In addition to potential revenues generated by the new facility under the SDE, the Company also plans to sell natural gas directly to end users. This project is located in Brabant, a region in Holland where innovation, enterprise and partnership go hand-in-hand. Global companies such as Abbot, GE Healthcare, Aspen Pharma, Amgen, Janssen and Merck have established operations in the region. The Company believes that this region has great potential for the sale of natural gas to industrial and retail customers.

Receiving the SDE Grant from the Netherlands Enterprise Agency is a major milestone in the development of the proposed Sterksel biogas facility. Blue Sphere has been working with EPC contractors and will now focus on finalizing an agreement with the EPC partner. The Company also has been working on completing the permitting process for the project and has identified Feedstock Suppliers. Additionally, the Company will now work on finalizing the Feedstock Agreements as well as arranging for project finance solutions to allow it to begin construction. Once financing is in place, the construction of this facility can take between twelve to eighteen months to complete.

Shlomi Palas, the Company’s CEO, commented, “We are very excited to have won this important Grant from the Netherlands Enterprise Agency. This is a key step in the execution of developing this project and we also believe that this is a key catalyst for moving forward with other waste-to-energy projects in the Netherlands. The entire Blue Sphere team has been working very hard over the last year to bring our development pipeline to the next stage. This Grant is a perfect example of our focus on developing assets with long term revenue agreements in place prior to construction or acquisition.”

About Blue Sphere Corporation

Blue Sphere Corporation, is a diversified independent power producer that develops, owns, and operates clean-tech, waste-to-energy facilities in the United States and abroad. The company primarily converts organic waste into electricity, but also has the ability to generate heat, natural gas and organic byproducts through various technologies.

Blue Sphere facilities; eliminate waste that would normally be disposed in landfills, reduce greenhouse gas emissions and protect water quality, helping to solve important global environmental issues.

Blue Sphere is headquartered in Charlotte, North Carolina and has operations in the United States and Europe.

For further information about Blue Sphere, please visit the Company’s website: www.bluespherecorporate.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties and may change at any time. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, without limitation, (i) uncertainties regarding general economic and market conditions, (ii) uncertainties regarding changes in the Clean tech sector, (iii) uncertainties regarding implementation of the Company’s business strategy, and (iv) other risk factors as outlined in the Company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. As such, there is no assurance that the initiatives described in this press release will be successfully implemented or meet expectations. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.